FOR IMMEDIATE RELEASE: SEPTEMBER 6, 2017	Exhibit 99.1

LEGGETT & PLATT REDUCES FULL-YEAR EPS GUIDANCE AND

REPORTS DIVESTITURE OF REMAINING CVP OPERATION

Carthage, MO, September 6, 2017 –

•	Full year 2017 EPS guidance reduced to $2.44 - 2.54

•	Full year 2017 adjusted EPS guidance reduced to $2.40 - 2.50

•	Full year sales guidance is unchanged at $3.9 - 4.0 billion

•	Final remaining CVP operation was divested effective August 4, 2017

Diversified manufacturer Leggett & Platt reduced its full-year 2017 EPS guidance to a range of $2.44 - 2.54. This guidance includes a $.04 EPS benefit from the recent sale of a Commercial Vehicle Products (CVP) operation, as discussed below.

Adjusted EPS guidance, which excludes the $.04 gain on sale, is now $2.40 - 2.50. This is a $.15 decrease from prior adjusted EPS guidance of $2.55 - 2.65. Full year sales guidance is unchanged at $3.9 - 4.0 billion. Based upon this guidance, full-year EBIT margin should be about 12%. Cash from operations is expected to approximate $425 million for the year.

The reduction in EPS guidance primarily reflects renewed inflation of steel costs, a related increase in estimated LIFO expense, and demand weakness in the furniture and bedding retail markets.

Effective August 4, 2017, Leggett & Platt sold its Masterack operation, the last remaining business within its CVP group. The sale generated a $3 million pre-tax loss, but this was more than offset by an $8 million tax benefit due to the high tax basis. Altogether, the transaction is expected to generate a $.04 benefit to EPS. Masterack is a manufacturer of steel, aluminum and composite van racking, storage systems, and shelving for commercial work trucks. Other CVP businesses were divested over the past few years as part of the Company’s ongoing portfolio management efforts.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 134 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 16 business units, 21,000 employee-partners, and 130 manufacturing facilities located in 19 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) components for home furniture and work furniture; d) carpet cushion; e) adjustable beds; f) high-carbon drawn steel wire; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to achieve its longer-term operating targets, price and product competition from competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K and Form 10-Q’s. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations